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                                                                       EXHIBIT 5

                                   Law Offices
                      ELIAS, MATZ, TIERNAN & HERRICK L.L.P.
                                   12th Floor
                              734 15th Street, N.W.
                             Washington, D.C. 20005
                            Telephone (202) 347-0300

                                 April 22, 1999

Board of Directors
Commonwealth Bancorp, Inc.
Commonwealth Bank Plaza
2 West Lafayette Street
Norristown, Pennsylvania 19401

           Re:       Registration Statement on Form S-8
                     50,000 Shares of Common Stock

Ladies and Gentlemen:

           We are special counsel to Commonwealth Bancorp, Inc., a Pennsylvania corporation (the "Corporation"), in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement"), relating to the registration of up to 50,000 shares of common stock, par value $.10 per share ("Common Stock"), to be issued under the Corporation's Directors' Stock Retainer Plan (the "Plan"). The Registration Statement also registers an indeterminate number of additional shares which may be necessary under the Plan to adjust the number of shares reserved thereby for issuance as the result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock of the Corporation. We have been requested by the Corporation to furnish an opinion to be included as an exhibit to the Registration Statement.

           For this purpose, we have reviewed the Registration Statement, the Articles of Incorporation and Bylaws of the Corporation, the Plan, a specimen stock certificate evidencing the Common Stock of the Corporation and such other corporate records and documents as we have deemed appropriate. We are relying upon the originals, or copies certified or otherwise identified to our satisfaction, of the corporate records of the Corporation and such other instruments, certificates and representations of public officials, officers and representatives of the Corporation as we have deemed relevant as a basis for this opinion. In addition, we have assumed, without independent verification, the genuineness of all signatures and the authenticity of all documents furnished to us and the conformance in all respects of copies to originals. Furthermore, we have made such factual inquiries and reviewed such laws as we determined to be relevant for this opinion.




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Board of Directors
April 22, 1999
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           For purposes of this opinion, we have also assumed that (i) the shares of Common Stock will continue to be validly authorized on the dates the Common Stock is issued pursuant to the Plan; (ii) no change occurs in applicable law or the pertinent facts; and (iii) the provisions of "blue sky" and other securities laws as may be applicable will have been complied with to the extent required.

            Based on the foregoing, and subject to the assumptions set forth herein, we are of the opinion as of the date hereof that the shares of Common Stock, when issued pursuant to the Plan, will be legally issued, fully paid and non-assessable shares of Common Stock of the Corporation.

           We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,

                                ELIAS, MATZ, TIERNAN & HERRICK L.L.P.

                                By: /s/ Kenneth B. Tabach
                                    --------------------------------------
                                       Kenneth B. Tabach, a Partner